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                                                                    Exhibit 23.1





                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Valley National Bancorp:


We consent to incorporation by reference in the Registration Statement on Form S-3 dated October 12, 2001 relating to the registration of trust preferred securities of Valley National Bancorp of our report dated January 17, 2001 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Valley National Bancorp and our report dated September 14, 2001 relating to the restated consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related restated consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the October 1, 2001 Current Report on Form 8-K of Valley National Bancorp. We also consent to the reference to our Firm under the caption "Experts".


/s/ KPMG, LLP


Short Hills, New Jersey
October 12, 2001